Exhibit 99.2

AMENDMENT TO CHANGE IN CONTROL AGREEMENT

This Amendment (“Amendment) is entered into between Ronald J. Buschur (“Employee”) and Powerwave Technologies, Inc. (“Powerwave”) effective as of this 3rd day of May 2005.

Recitals:

A.	Employee and Powerwave are parties to a Change in Control Agreement entered into as of August 1, 2003 (“Agreement.”)

B.	Employee was the Chief Operating Officer of Powerwave at the time the Change in Control Agreement was executed. Employee is now the President and Chief Executive Officer of Powerwave.

C.	Employee and Powerwave desire to amend the Change in Control Agreement as set forth below.

NOW THEREFORE, in consideration of the above and the mutual covenants and conditions contained below, Employee and Powerwave agree as follows:

1.	All references in the Change in Control Agreement to the term Chief Operating Officer are deleted and replaced with Chief Executive Officer as Employee is presently the President and Chief Executive Officer.

2.	The definition of Severance Pay shall be revised to read in full as follows: “Severance Pay” shall be three times the Chief Executives Officer’s ‘total annual compensation’ as defined herein. ‘Total annual compensation’ as used herein shall be Chief Executive Officer’s annual base salary for the year employment terminates plus the greater of Chief Executive Officer’s target bonus amount for the year employment terminates or the actual bonus paid to Chief Executive Officer the prior year, whichever is greater.

3.	Section 4B entitled “Company paid Cobra” shall be revised to read in full as follows:

The Company shall pay for existing group employee benefit coverage continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) as provided by the Company’s group agreements for thirty-six (36) months, beginning the calendar month after Chief Executive Officer’s termination and provided at regular employee rates, or until Chief Executive Officer becomes eligible for group insurance benefits from another employer, whichever occurs first. If the full amount of time allowable under COBRA as applied by the California Continuation Benefits Replacement Act, California Health and Safety Code § 1366.27 (“Cal-COBRA”) and the Company’s group health plan is less than thirty-six (36) months, then the Company shall pay for the cost of comparable coverage for the remainder of the 36-month period. Chief Executive Officer shall have an obligation to inform Company if he receives group coverage from another employer while receiving COBRA or continued medical coverage from the Company. Chief Executive Officer may not increase the number of designated dependants, if any, during this time unless Chief Executive Officer does so at his own expense in accordance with the applicable benefit Agreement. The period of such Company-paid COBRA coverage shall be considered part of Chief Executive Officer’s COBRA and Cal-COBRA coverage entitlement period, and may, for tax purposes, be considered income to the Chief Executive Officer.

4. Except as provided herein, the terms and conditions of the Change in Control Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date indicated above.

“Chief Executive Officer”		“Company”

By:	/s/ Ronald J. Buschur	Powerwave Technologies, Inc.
Ronald J. Buschur

		By:	/s/ Andrew J. Sukawaty
Andrew J. Sukawaty, Chairman, Compensation Committee

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